MILLER ENERGY PROVIDES DETAILS CONCERNING RECENT EVENTS INCLUDING RECEIPT OF NYSE CONTINUED LISTING NOTICE
Engages Global Hunter Securities to Assist With Capital Repositioning

HOUSTON, TX-(April 29, 2015) - Miller Energy Resources, Inc. (NYSE: MILL) (“Miller Energy” or the “Company”) announced today that it has received a “Wells Notice” related to its 2009 Alaska asset acquisition from the Securities and Exchange Commission (“Commission”) and an unrelated notice from the New York Stock Exchange (“NYSE”) regarding continued listing requirements. Additionally, the Company announced that is has engaged Global Hunter Securities (“Global Hunter”) to help execute a repositioning of its capital structure.

SEC Notice

On April 28, 2015, the Company received a written “Wells Notice” from the Commission indicating that the staff of the Commission had made a preliminary determination to recommend that the Commission pursue a civil action against the Company related to its 2009 Alaska asset acquisition. A Wells Notice is neither a formal allegation of wrongdoing nor a finding that the Company violated any law. The notice invites the Company to file a response showing why no such action should be taken.

The recommendation relates to the reported valuation of certain Alaskan assets acquired by the Company from Pacific Energy in 2009 and later reported by the Company in its 2010 and subsequent filings.

On the same date, the Commission issued similar notices to persons employed by the Company at the time the acquisition was initially reported.

The Company is still seeking additional information on the factual basis for the proposed enforcement action before determining its formal response. Miller Energy welcomes the opportunity to respond before any action is taken and asserts that it does not believe that an enforcement action is warranted in this case.

NYSE Notice

In addition, on April 23, 2015, the Company received a notice from the NYSE that the price of the Company’s common stock has fallen below the NYSE’s continued listing standards. A company is considered to be below compliance standards if the average closing price of a security as reported on the consolidated tape is less than $1.00 over a consecutive 30 trading-day period. While over the last 30 days, the closing price of Miller Energy’s common stock has not averaged $1.00 or more per share, it has closed as high as $1.11 per share.

Under NYSE rules, the Company can avoid delisting if, during the six month period following receipt of the NYSE notice and on the last trading day of any calendar month, the Company’s common stock price per share and 30 trading-day average closing share price is at least $1.00. During this six month period, the Company’s common stock will continue to be traded on the NYSE, subject to compliance with other continued listing requirements.

The Company intends to cure the deficiency and to return to compliance before the expiration of the six month deadline. The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements.

Capital Repositioning

The Company’s board has engaged Global Hunter to help the Company execute a capital repositioning. The effort is focused on raising credit-enhancing capital and ensuring adequate liquidity in order to maximize the value of the Company’s asset base for all stakeholders.

Related to that effort, the Company is pursuing credit-enhancing institutional capital. Miller Energy also has liquidated the 2016 portion of its oil hedges, raising approximately $11.5 million in proceeds. The Company applied $10.5 million of the proceeds to repay amounts outstanding under its credit facility, with the remainder to pay certain accounts payable. After the repayment, approximately $18.5 million remains outstanding under the Company’s credit facility. For the remainder of calendar year 2015, Miller Energy has approximately 90% of its expected oil production hedged at a weighted average price of $96.49 per barrel.

Additionally, the Company is aggressively pursuing further operating and administrative cost reductions as well as continuing its capex discipline. In the current quarter, Miller Energy has a spend rate of approximately $5 million in capex compared to an average of more than $40 million in each of the prior four quarters. Furthermore, Miller Energy will explore credit-enhancing asset sales and joint ventures.

The Company expects to receive by early June the cash proceeds from our approximately $33 million in Alaska state tax credit application made earlier this year.

Miller Energy’s board has not made a decision regarding the payment of the next quarterly dividend related to the Company’s 10.75% Series C Cumulative Redeemable Preferred Stock and its 10.5% Series D Fixed Rate / Floating Rate Cumulative Redeemable Preferred Stock.

About Miller Energy Resources
Miller Energy Resources, Inc. is an oil and natural gas production company focused on Alaska. The Company has a substantial acreage, reserve, and resource position in the State, significant midstream and rig infrastructure to support production, and 100% working interest in and operatorship of most of its assets. Miller Energy has two over-arching objectives: first, to be a long-term participant in the State’s E&P industry and in responsibly developing Alaska’s oil and gas resources; second, as the only public pure-play Alaska E&P, to be a straightforward vehicle for investors to participate in that development. Miller Energy manages its operations from Anchorage with additional administrative offices in the lower 48. The Company's common stock is listed on the NYSE under the symbol MILL. More information on Miller Energy can be found at www.millerenergyresources.com.
Statements Regarding Forward-Looking Information
Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "should," "may," "will," "continue," "strategy," "position," "opportunity," statements regarding the "flexibility" of the Company or the negative of any of those terms or other variations of them or by comparable terminology. A discussion of these risk factors is included in the Company's periodic reports filed with the SEC.

Investor Relations Contact

Derek Gradwell
SVP Natural Resources

MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us